Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 4-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated January 23, 2014; Rule 433

Structured Investments	$ Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF due February 9, 2017
General
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The notes are designed for investors who seek a capped, unleveraged return equal to any appreciation (with a Maximum Upside Return of 10.00%), or a capped, unleveraged return equal to the absolute value of any depreciation (up to the Knock-Out Buffer Amount of at least 34.00%*), of the iShares® 20+ Year Treasury Bond ETF at maturity, and who anticipate that the closing price of one share of the Fund will not be less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period.  Investors should be willing to forgo interest and dividend payments, and, if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, be willing to lose some or all of their principal at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 9, 2017†
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about February 6, 2014 and are expected to settle on or about February 11, 2014.
Key Terms
Fund:	The iShares® 20+ Year Treasury Bond ETF (Bloomberg ticker symbol “TLT”)
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	At least 34.00%* * The actual Knock-Out Buffer Amount will be provided in the pricing supplement and will not be less than 34.00%.
Payment at Maturity:
If the Final Share Price is greater than the Initial Share Price, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Fund Return, subject to the Maximum Upside Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Fund Return), subject to the Maximum Upside Return
If the Final Share Price is equal to the Initial Share Price, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.
If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Fund Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Absolute Fund Return)
Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of at least 34.00%* on any day during the Monitoring Period, your maximum payment at maturity if the Fund Return is negative, which we refer to as the maximum downside payment, will not be less than $1,340** per $1,000 principal amount note.
**The actual maximum downside payment will depend on the Knock-Out Buffer Amount provided in the pricing supplement and will not be less than $1,340 per $1,000 principal amount note.
If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Fund Return)
If a Knock-Out Event has occurred and the Final Share Price is less than the Initial Share Price, you will lose some or all of your principal amount at maturity.

Maximum Upside Return: Monitoring Period:
10.00%.  The maximum payment at maturity if the Fund Return is positive is $1,100.00 per $1,000 principal amount note.
The period from but excluding the pricing date to and including the Observation Date

Fund Return:	(Final Share Price – Initial Share Price) Initial Share Price
Absolute Fund Return:	The absolute value of the Fund Return. For example, if the Fund Return is -5%, the Absolute Fund Return will equal 5%.
Initial Share Price:	The closing price of one share of the Fund on the pricing date, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor:
Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

Original Issue Date (Settlement Date):	On or about February 11, 2014
Observation Date† :	February 6, 2017
Maturity Date†:	February 9, 2017
CUSIP:	48126NZ75
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Capped Dual Directional Knock-Out Buffered Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$—	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any selling commissions related to these sales.  See “Plan of Distribution (Conflicts of Interest)” beginning on page. PS-77 of the accompanying product supplement no. 4-I

If the notes priced today, the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $960.00 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
January 23, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no.1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

Selected Purchase Considerations

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CAPPED, UNLEVERAGED APPRECIATION POTENTIAL IF THE FUND RETURN IS POSITIVE — The notes provide the opportunity to earn an unleveraged return equal to any appreciation in the Fund, up to the Maximum Upside Return of 10.00%, and accordingly, the maximum payment at maturity if the Fund Return is positive is $1,100.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL FOR A CAPPED RETURN OF UP TO AT LEAST 34.00%** ON THE NOTES EVEN IF THE FUND RETURN IS NEGATIVE — If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has not occurred, you will earn a positive, unleveraged return on the notes equal to the Absolute Fund Return.  Because the Absolute Fund Return is based on the absolute value of the change from the Initial Share Price to the Final Share Price, under these circumstances, you will earn a positive return on the notes even if the Final Share Price is less than the Initial Share Price.  For example, if the Fund Return is -5%, the Absolute Fund Return will equal 5%.  Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of at least 34.00%** on any day during the Monitoring Period, your maximum downside payment will be not less than $1,340** per $1,000 principal amount note.

** The actual Knock-Out Buffer Amount and maximum downside payment will be provided in the pricing supplement and will not be less than 34.00% per annum and $1,340 per $1,000 principal amount note, respectively.

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RETURN LINKED TO THE iSHARES® 20+ YEAR TREASURY BOND ETF — The return on the notes is linked to the iShares® 20+ Year Treasury Bond ETF.  The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “TLT.”  The iShares® 20+ Year Treasury Bond ETF seeks to track the investment results of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years, which is currently the Barclays U.S. 20+ Year Treasury Bond Index, which we refer to as the Underlying Index.  The Barclays U.S. 20+ Year Treasury Bond Index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of 20 or more years.  For additional information on the iShares® 20+ Year Treasury Bond ETF, see the information set forth under “Fund Descriptions — The iShares® 20+ Year Treasury Bond ETF” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT  — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the

JPMorgan Structured Investments —	TS-2
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Recently proposed Treasury regulations, if finalized in their current form, could impose withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes.  As proposed, these rules are sweeping in scope and could apply even if the payments on the relevant equity-linked financial instrument are determined without reference to dividends on the underlying equities.  If applicable, withholding would apply with respect to amounts treated as attributable to dividends on underlying U.S. equities paid after December 31, 2015 if you acquired the note in question on or after March 5, 2014.  Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015, in which case we will not be required to pay any amounts with respect to amounts withheld. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Fund and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Fund Return is positive or negative.  If the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, a Knock-Out Event will have occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate.  Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less that the Initial Share Price.  Accordingly, you could lose some or all of your principal amount at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN AND THE KNOCK-OUT BUFFER AMOUNT —If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Upside Return of 10.00%, regardless of the appreciation in the Index, which may be significant.  In addition, if the Final Share Price is less than the Initial Share Price, and a Knock-Out Event has not occurred, you will receive at maturity $1,000 plus a return equal to the Absolute Fund Return, up to the Knock-Out Buffer Amount of at least 34.00%**.  Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, your maximum downside payment will not be less than $1,340** per $1,000 principal amount note.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

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THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the closing price of one share of the Fund on any day during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount, you will at maturity be fully exposed to any depreciation in the Fund.  We refer to this feature as a contingent

JPMorgan Structured Investments —	TS-3
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

buffer.  Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price.  You will be subject to this potential loss of principal even if the Fund subsequently increases such that the closing price of one share of the Fund is less than the Initial Share Price by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Share Price.  If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus a return equal to the Fund Return if the Final Share Price is less than the Initial Share Price by up to the Knock-Out Buffer Amount or a return equal to the Fund Return (which will be negative) plus the Knock-Out Buffer Amount at maturity.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes.  These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a

JPMorgan Structured Investments —	TS-4
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the price of the Fund, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
•	the dividend rate on the Fund;
•	whether a Knock-Out Event has occurred or is expected to occur;
•	interest and yield rates in the market generally;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities held by the Fund or included in the Underlying Index would have.

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RISK OF A KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICE OF THE FUND IS VOLATILE — The likelihood of the closing price of one share of the Fund declining from the Initial Share Price by more than the Knock-Out Buffer Amount on any day during the Monitoring Period, thereby triggering a Knock-Out Event, will depend in large part on the volatility of the closing price of the Fund — the frequency and magnitude of changes in the closing price of the Fund.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index.  In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index.  All of these factors may lead to a lack of correlation between the Fund and the Underlying Index.  Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED AND CREDIT-RELATED RISKS — Investing in the notes differs significantly from investing directly in bonds to be held to maturity, as the value of the Fund changes, at times significantly, during each trading day based upon the current market prices of its underlying bonds.  The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates.  As interest rates rise, the price of fixed-income securities, including those underlying the Fund, is likely to decrease.  Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.  The eligibility criteria for the securities included in the index that underlies the Fund mandate that each security must have a minimum term remaining to maturity of greater than 20 years for continued eligibility.  Accordingly, at any time, only longer-term securities underlie the Fund, which thereby increases the risk of price volatility in the underlying securities and the volatility in the price of the Fund.  As a result, rising interest rates may cause the value of the bonds underlying the Fund and the price of the Fund to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:
•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and

JPMorgan Structured Investments —	TS-5
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

•	the performance of U.S. and foreign capital markets.

Prices of U.S. treasury bonds have recently fallen after trading near historic high prices for an extended period of time.  If the price of the U.S. treasury bonds revers to its historical mean or otherwise continues to fall, as a result of a general increase in interest rates, Federal Reserve policies or actions, or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares® 20+ Year Treasury Bond ETF will decline, perhaps significantly, which may have a negative impact on the return on your notes.

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STANDARD & POOR’S DOWNGRADE OF THE U.S. GOVERNMENT’S CREDIT RATING, AND ANY FUTURE DOWNGRADES BY CREDIT RATING AGENCIES, MAY ADVERSELY AFFECT THE PERFORMANCE OF THE INDEX AND THE NOTES — In August 2011, Standard & Poor’s Ratings Services (“Standard & Poor’s”), downgraded the U.S. government’s credit rating from AAA to AA+.  Additionally, Standard & Poor’s and Moody’s Investor Services, Inc. have assigned a negative outlook on the U.S. government’s credit rating, meaning that the agencies may downgrade the U.S. government’s credit rating in the following year or two.  The downgrade has increased and may continue to increase volatility in the global equity and credit markets, and future downgrades by credit ratings agencies may also increase this volatility.  All of the above may adversely affect the performance of the Fund and the notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Knock-Out Buffer Amount will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Knock-Out Buffer Amount.

JPMorgan Structured Investments —	TS-6
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below assumes an Initial Share Price of $105 and a Knock-Out Buffer Amount of 34.00% and reflects the Maximum Upside Return of 10.00%.  The actual Knock-Out Buffer Amount will be provided in the pricing supplement and will not be less than 34.00%.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Total Return
Final Share Price	Fund Return	Absolute Fund Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
$189.0000	80.00%	80.00%	10.00%	10.00%
$173.2500	65.00%	65.00%	10.00%	10.00%
$157.5000	50.00%	50.00%	10.00%	10.00%
$147.0000	40.00%	40.00%	10.00%	10.00%
$136.5000	30.00%	30.00%	10.00%	10.00%
$126.0000	20.00%	20.00%	10.00%	10.00%
$115.5000	10.00%	10.00%	10.00%	10.00%
$110.2500	5.00%	5.00%	5.00%	5.00%
$107.6250	2.50%	2.50%	2.50%	2.50%
$106.0500	1.00%	1.00%	1.00%	1.00%
$105.0000	0.00%	0.00%	0.00%	0.00%
$103.9500	-1.00%	1.00%	1.00%	-1.00%
$99.7500	-5.00%	5.00%	5.00%	-5.00%
$94.5000	-10.00%	10.00%	10.00%	-10.00%
$89.2500	-15.00%	15.00%	15.00%	-15.00%
$84.0000	-20.00%	20.00%	20.00%	-20.00%
$78.7500	-25.00%	25.00%	25.00%	-25.00%
$73.5000	-30.00%	30.00%	30.00%	-30.00%
$69.3000	-34.00%	34.00%	34.00%	-34.00%
$69.2895	-34.01%	34.01%	N/A	-34.01%
$52.5000	-50.00%	50.00%	N/A	-50.00%
$42.0000	-60.00%	60.00%	N/A	-60.00%
$31.5000	-70.00%	70.00%	N/A	-70.00%
$21.0000	-80.00%	80.00%	N/A	-80.00%
$10.5000	-90.00%	90.00%	N/A	-90.00%
$0.0000	-100.00%	100.00%	N/A	-100.00%
(1)  The closing price of one share of the Fund is greater than or equal to 66.00% of the Initial Share Price on each day during the Monitoring Period.
(2)  The closing price of one share of the Fund is less than 66.00% of the Initial Share Price on at least one day during the Monitoring Period.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $105 to a Final Share Price of $110.25.  Because the Final Share Price of $110.25 is greater than the Initial Share Price of $105 and the Fund Return of 5% does not exceed the Maximum Upside Return of 10.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The closing price of one share of the Fund increases from the Initial Share Price of $105 to a Final Share Price of $147.  Because the Final Share Price of $147 is greater than the Initial Share Price of $105 and the Fund Return of 40% exceeds the Maximum Upside Return of 10.00%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments —	TS-7
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

$1,000 + ($1,000 × 10%) = $1,100

Example 3: A Knock-Out Event has not occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $105 to a Final Share Price of $99.75.  Although the Fund Return is negative, because a Knock-Out Event has not occurred and the Absolute Fund Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 4: A Knock-Out Event has occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $105 to a Final Share Price of $94.50.  Because a Knock-Out Event has occurred and the Fund Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 5: A Knock-Out Event has not occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $105 to a Final Share Price of $69.30.  Although the Fund Return is negative, because a Knock-Out Event has not occurred and the Absolute Fund Return is equal to the hypothetical Knock-Out Buffer Amount of 34.00%, the investor receives a payment at maturity of $1,340 per $1,000 principal amount note, the hypothetical maximum downside payment, calculated as follows:

$1,000 + ($1,000 × 34.00%) = $1,340

Example 6: A Knock-Out Event has not occurred prior to the Observation Date, and the closing price of one share of the Fund decreases from the Initial Share Price of $105 to a Final Share Price of $52.50.  Because the Final Share Price is less than the Initial Share Price by more than the hypothetical Knock-Out Buffer Amount of 34.00%, a Knock-Out Event has occurred, and because the Fund Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-8
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

Historical Information

The following graph sets forth the historical performance of the iShares® 20+ Year Treasury Bond ETF based on the weekly historical closing prices of one share of the Fund from January 2, 2009 through January 17, 2014.  The closing price of one share of the Fund on January 22, 2014 was $105.30.

We obtained the closing prices of one share of the Fund below from Bloomberg Financial Markets, without independent verification.  The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the pricing date, the Observation Date or any day during the Monitoring Period.  We cannot give you assurance that the performance of the Fund will result in the return of any of your principal.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes.  These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market

JPMorgan Structured Investments —	TS-9
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF

Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the iShares® 20+ Year Treasury Bond ETF” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-10
Capped Dual Directional Knock-Out Buffered Notes Linked to the iShares® 20+ Year Treasury Bond ETF